Exhibit 1

Nissin Information

December 17, 2004

1.      Operating Results as of November 30, 2004

     Operating results as of November 30, 2004 were as follows:

          Loans Receivable

	(In millions of yen, except percentages)
	11/03	11/04	% change
Consumer loans	37,477	2,631	-93.0%
Wide loans	60,630	51,186	-15.6%
Loans to small business owners	74,680	77,785	4.2%
Small business owner loans	56,562	57,798	2.2%
Business Timely loans	18,117	19,987	10.3%
Secured loans	1,481	13,174	789.1%
Notes receivable	277	171	-38.2%
Total loans receivable	174,548	144,949	-17.0%

*	Bankrupt, delinquent and doubtful loans receivable are included in the above receivables.

     (For details please refer to our Monthly Data for November 2004.)

2.     Announcement of Listing for the Stock of Tenpo Ryutsuu NET, Inc.

     On November 19, 2004, Tenpo Ryutsuu NET, a firm in which Nissin has invested, listed its stock on the Centrex board of the Nagoya Stock Exchange.

     (For details please refer to the press release issued on November 19, 2004.)

3.     Announcement of Acquisition of Shares of YAMAGEN Securities Co., Ltd and its Establishment as a Subsidiary

     On December 2, 2004, Nissin and Japan Asia Holdings (Japan) Limited entered into a share transfer agreement and Nissin acquired from Japan Asia Holdings (Japan) Limited 100 % of the issued shares of YAMAGEN Securities Co., Ltd.

     (For details please refer to the press release issued on December 2, 2004.)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1,NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://nissin.web-ir.jp/
Investor Relations Dept./TEL: 03-3348-2423, FAX:03-3348-3905, E-mail: info-ir@nissin-f.co.jp

Nissin Information

4.     Announcement of a Business Alliance with AIU Insurance Company concerning Credit Insurance

     On December 6, 2004, Nissin agreed to form a business alliance with AIU Insurance Company, an AIG Group company, concerning the offerings of credit insurance for owners of small to medium-sized enterprises.

     (For details please refer to the press release issued on December 6, 2004.)

(The figures herein are based on Japanese GAAP, are unaudited and may be subject to revision.)

NISSIN CO., LTD SHINJUKU L-TOWER 25F 6-1,NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code: 8571) New York Stock Exchange (Trading symbol: NIS)
IR homepage address: http://nissin.web-ir.jp/
Investor Relations Dept./TEL: 03-3348-2423, FAX:03-3348-3905, E-mail: info-ir@nissin-f.co.jp